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                     July 20, 2020

       Barry Litwin
       President and Chief Executive Officer
       Systemax Inc.
       11 Harbor Park Drive
       Port Washington, New York 11050

                                                        Re: Systemax Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 13,
2020
                                                            File No. 1-13792

       Dear Mr. Litwin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services